Exhibit 99.1

 NEWS

David C. Merritt Appointed to
Charter Communications Board of Directors

Board committee appointments made

St. Louis, Missouri – December 15, 2009 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today announced that David C. Merritt has been appointed to Charter’s Board of Directors (the “Board”).  Mr. Merritt previously served on Charter’s board since 2003.

Mr. Merritt will serve as chair of the Audit Committee of the Board. Christopher M. Temple will join Mr. Merritt as a member of the Audit Committee.

“We are extremely pleased that Dave Merritt will serve on Charter’s Board, which is committed to building value for the Company and its stakeholders,” said Neil Smit, President and Chief Executive Officer. “Dave’s financial expertise, discipline and leadership skills complement the broad range experience possessed by our other Board members.”

The Board elected Robert Cohn, W. Lance Conn and Eric L. Zinterhofer to the Compensation and Benefits Committee of the Board.  Mr. Conn will serve as the chair of the Compensation and Benefits Committee.

The Nominating and Governance Committee will consist of William L. McGrath, John D. Markley, Jr., and Bruce A. Karsh, who will serve as the chair.

Mr. Merritt was originally elected to the board of directors of Charter in July 2003, and was also appointed as Chairman of Charter’s Audit Committee at that time.  Effective March 2009, he is a managing director of BC Partners, Inc., a financial advisory firm.  From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of  iCRETE, LLC.  From October 2003 to September 2007, Mr. Merritt was a Managing Director of Salem Partners, LLC, an investment banking firm.  He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provided financial advisory services to the entertainment and media industries from January 2001 through April 2003.  In December 2003, he became a director of Outdoor Channel Holdings, Inc. and serves as Chairman of its audit committee.  From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice.  In February 2006, Mr. Merritt became a director of Calpine Corporation and serves as Chairman of its Audit Committee.  Mr. Merritt holds a B.S. degree in business and accounting from California State University – Northridge.

About Charter

Charter Communications, Inc. is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Contacts:

Media:
Anita Lamont, 314-543-2215
Charter Communications, Inc.

Analysts:
Mary Jo Moehle, 314-543-2397
Charter Communications, Inc.